Exhibit 12 (a)



TXU EUROPE LIMITED
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES,
 (pounds million, except ratios)


                                                                        Period
                                                                         From
                                                                       Formation
                                           Year Ended December 31,      Through
                                           -----------------------    December 31,
                                             2000          1999          1998
                                           -------        ------      ------------
EARNINGS
Net income                                    120          138             77
Add: Minority income                           15           18             11
     Income tax expense                        70          111             67
     Fixed charges (see detail below)         388          351            281
Less:     Interest capitalized                (10)           -             (4)
                                           ------       ------         ------
Total earnings                                583          618            432
                                           ------       ------         ------
FIXED CHARGES:
Interest expense                              370          347            269
Add: Interest capitalized                      10            -              4
Rentals representative of the
  interest factor                               8            4              8
                                           ------       ------         ------
Total fixed charges                           388          351            281
                                           ------       ------         ------
RATIO OF EARNINGS TO FIXED CHARGES            1.5          1.8            1.5
                                           ======       ======         ======
